EXHIBIT 99.1

Edible Garden Reports 157% Increase in Gross Profit Fueled by Year-over-Year Growth of 61% in Cut Herbs and 30% in Vitamins & Supplements for the Second Quarter of 2024

Gross Margin Increases to 36.7% in Q2 2024, Up from 13.1% in Q2 2023

Strategic Pivot Away from Third-Party Growers Contributes to More than 26% Decline in Cost of Goods Sold

Conference Call to Be Held Today at 8:00 am ET.

BELVIDERE, NJ, August 14, 2024 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL), a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products, today provided a business update and reported financial results for the three months ended June 30, 2024.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, “We are pleased to announce another exceptionally strong quarter, as illustrated by a 157% increase in gross profit, fueled by impressive year-over-year growth of 61% in cut herbs and 30% in vitamins & supplements for the second quarter of 2024. Our shift away from the dependence on third-party growers is driving our gross profit margin improvement. With approximately 95% of our fresh product line now produced in our own facilities, gross margin increased to a record 36.7% in the second quarter of 2024, compared to 13.1% for the same period last year. Additionally, we have reviewed our business operations and made a strategic decision to shift away from less profitable business segments, directing our focus and efforts toward more profitable, higher-margin segments. We believe that this shift in strategic focus, combined with the vertical integration of our operations, positions us well to continue improving our results and achieving our goals of positive cash flow and profitability.”

“In the second quarter, we expanded the distribution of our Pulp line of USDA organic, fermented, and sustainable gourmet sauces and chili-based products, with the addition of UNFI Distributors, a top North American wholesaler of health and specialty foods serving over 30,000 locations. Through KeHE Distributors and UNFI Distributors, as well as our own e-commerce platform, retailers across the continent now have access to our ‘Bland to Bold’ Pulp products.  Our growing roster of major retailers now includes Target, Whole Foods, Meijer, Morton Williams, Dierbergs Markets, Woodman’s and others. According to Research and Markets, the global sauces and condiments product category is expected to grow to $240.7 billion in 2028 from $172.79 billion in 2021, and the response from consumers to the Pulp line has been overwhelmingly positive.”

“We also bolstered our distribution through our partnership with Hemingways, which serves over 350 retailers across the Northeast, including an innovative integrated rack program designed to enhance herb displays at their retail locations. We have further expanded our retail network to include Seasons Kosher and Lincoln Market. Lastly, we are excited that our entire product line, including Pulp, is now available at every Brooklyn Fare location in New York City.”

“In late April, we launched distribution of our Garden Starters—potted herbs and basil bowls tailored for home gardening—to Midwestern retailers. Originally launched in 2023 to meet the increasing popularity of home gardening, these eco-friendly cultivated herbs respond to the needs of the 35% of American households that grow at least some of their own food, providing them with diverse flavor options for their meals. Our vertically integrated Edible Garden Heartland facility in Grand Rapids, Michigan, now fully manages the production, packaging, and distribution of these products. By placing them next to our cut herbs and sustainably sourced produce in supermarkets, we aim to offer maximum convenience to our customers.”

“During the second quarter, we implemented several new proprietary innovations in packaging and shipping to significantly extend the shelf life of our products, reducing spoilage and driving cost savings for our retail partners. These innovations, including our patented self-watering in-store display, differentiate Edible Garden by minimizing waste and ensuring retailers can showcase plants at their peak, aligning with our Zero-Waste Inspired® mission. Furthermore, we launched a comprehensive training program with Abilities of Northwest Jersey Inc., building on our decade-long partnership that integrates dedicated workers with disabilities, benefiting both Edible Garden and these individuals. Our programs provide valuable skills and professional development, enhancing employability and enriching our workforce, while remaining committed to community involvement, local investment, and leadership in ESG and sustainability initiatives.”

“The impressive results we achieved in the second quarter and first half of 2024 reflect the tireless efforts and years of hard work by the entire Edible Garden team and our capacity to consistently perform at a high level resulting in high fill rates and an outstanding reputation as a trusted supplier within the industry. This growth also underscores the positive impact that vertical integration has had on our operations.”

Financial results for the three months ended June 30, 2024

For the quarter ended June 30, 2024, revenue totaled $4.3 million, compared to $4.2 million for the three months ended June 30, 2023. The increase was primarily attributable to growth in our core products.

Cost of goods sold totaled $2.7 million for the three months ended June 30, 2024, compared to $3.7 million for the three months ended June 30, 2023. The decrease was primarily driven by the elimination of the use of large third-party growers that previously made up a material portion of our cost of goods sold.

Selling, general and administrative (“SG&A”) expenses were $2.7 million for the three months ended June 30, 2024, compared to $2.4 million for the three months ended June 30, 2024. The increase was primarily driven by a one-time bonus charge of $0.1 million and higher audit, accounting and legal fees.

Net loss was $1.9 million, or ($1.21) per share, for the three months ended June 30, 2024, compared to a net loss of $638 thousand, or ($4.83) per share, for the three months ended June 30, 2023. The increase in net loss was primarily due to a one-time, $1.2 million credit related to the submission of a claim to the IRS for the employee retention credit (“ERC”) in the three months ended June 30, 2023.

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The complete financial results for the three months ended June 30, 2024, are available in the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and available at: www.sec.gov.

Conference Call

Edible Garden will host a conference call today at 8:00 A.M. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2024, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and entering access code 421315. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/50971 or on the investor relations section of the company’s website, https://ediblegardenag.com/presentations/.

A webcast replay will be available on the investor relations section of the Company’s website at https://ediblegardenag.com/presentations/ through August 14, 2025. A telephone replay of the call will be available approximately one hour following the call, through Wednesday, August 28, 2024, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 50971.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1, US 11,410,249 B2 and US 11,830, 088 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Its proprietary patented (U.S. Patent No. D1,010,365) Self-watering display is designed to increase plant shelf life and provide an enhanced in-store plant display experience. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Pulp products go to https://www.pulpflavors.com/. For more information on Edible Garden go to https://ediblegardenag.com/.

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Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to improve its financial results, the Company’s growth strategies, the Company’s ability to expand into new product lines, and its performance as a public company. The words “aim,” “anticipate,” “believe,” “design,” “expect,” “objective,” “plan,” “seek,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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EDIBLE GARDEN AG INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except shares)

	June 30,	December 31,
	2024	2023

ASSETS

Current assets:
Cash	$2,188	$510
Accounts receivable, net	3,080	1,249
Inventory	891	678
Prepaid expenses and other current assets	146	210

Total current assets	6,305	2,647

Property, equipment and leasehold improvements, net	3,499	3,893
Intangible assets, net	45	47
Other assets	34	69

TOTAL ASSETS	$9,883	$6,656

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$3,719	$2,517
Short-term debt, net of discounts	4,901	387

Total current liabilities	8,620	2,904

Long-term liabilities:
Long-term debt, net of discounts	752	4,040
Long-term lease liabilities	-	-

Total long-term liabilities	752	4,040

Total liabilities	9,372	6,944

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock ($0.0001 par value, 100,000,000 shares authorized, 3,159,019 and 285,282 shares outstanding as of June 30, 2024 and December 31, 2023, respectively (1))	1	1
Series A Convertible Preferred stock ($0.0001 par value, 10,000,000 shares authorized; nil shares outstanding as of June 30, 2024 and December 31, 2023)	-	-
Additional paid-in capital	36,679	29,971
Accumulated deficit	(36,169)	(30,260)

Total stockholders’ equity (deficit)	511	(288)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,883	$6,656

(1) Adjusted to reflect the stock splits.

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EDIBLE GARDEN AG INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per-share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenue	$4,268	$4,221	$7,401	$6,676
Cost of goods sold	2,702	3,668	5,811	6,148

Gross profit	1,566	553	1,590	528

Selling, general and administrative expenses	2,748	2,380	6,632	5,071
Loss from operations	(1,182)	(1,827)	(5,042)	(4,543)

Other income (expenses)
Interest expense, net	(419)	(44)	(536)	(277)
Gain (Loss) from extinguishment of debt	(335)	-	(335)	70
Employee retention credit	-	1,233	-	1,233
Other income / (loss)	4	-	4	-
Total other income (expenses)	(750)	1,189	(867)	1,026

NET LOSS	$(1,932)	$(638)	$(5,909)	$(3,517)

Net Income / (Loss) per common share - basic and diluted (1)	$(1.21)	$(4.83)	$(5.21)	$(35.60)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted (1)	1,590,188	132,074	1,133,921	98,795

(1) Adjusted to reflect the stock splits.

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